July 3, 2018

SunAmerica Series Trust

21650 Oxnard Street

Woodland Hills, California 91367

RE:        SA Legg Mason BW Large Cap Value Portfolio

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to SunAmerica Series Trust, a Massachusetts business trust (the “Trust”), on behalf of its series, SA Legg Mason BW Large Cap Value Portfolio (the “Acquiring Portfolio”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about July 3, 2018 (the “Registration Statement”), with respect to the Acquiring Portfolio’s Class 1, Class 2 and Class 3 shares of beneficial interest (the “Acquiring Portfolio Shares”) to be issued in exchange for the assets of SA MFS Telecom Utility Portfolio (the “Target Portfolio”), also a series of the Trust, as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)    a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b)    a copy of the Trust’s Amended and Restated Declaration of Trust, dated December 1, 2016, as filed with the office of the Secretary of the Commonwealth of Massachusetts on December 8, 2016 (the “Declaration”);

(c)    a copy of the Trust’s Amended and Restated Designation of Series, as filed with the Secretary of the Commonwealth of Massachusetts on May 17, 2018 and a copy of the Trust’s Designation of Classes, as attached as Schedule B to the Declaration (collectively, the “Designations”);

(d)    a certificate of the Secretary of the Trust, certifying as to the Trust’s Declaration, Designations, By-Laws as currently in effect (the “By-Laws”), and the resolutions adopted by the Trust’s Board of Trustees at a meeting held on June 13. 2018, approving the Reorganization (the “Resolutions”);

SunAmerica Series Trust

July 3, 2018

(e)    a printer’s proof of the Registration Statement received on June 28, 2018.

(f)    a copy of the Agreement and Plan of Reorganization by and between the Trust on behalf of the Acquiring Portfolio and the Trust on behalf of the Target Portfolio in the form included as Appendix B to the combined Prospectus/Proxy Statement included in the draft Registration Statement referred to in subparagraph (e) above (the “Agreement and Plan”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed for the purposes of this opinion that the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to in subparagraph (e) above and, with respect to the Reorganization, (i) the number of Acquiring Portfolio Shares to be issued will not exceed the amount of such Shares needed to consummate the Reorganization; (ii) the Target Portfolio will have taken all actions necessary under its charter and Massachusetts law to authorize the execution and delivery of the Agreement and Plan, including the vote of its shareholders as set forth in the Registration Statement; (iii) the Agreement and Plan will have been duly completed, executed and delivered by each of the parties thereto in substantially the form of the copy referred to in subparagraph (f) above; (iv) any other consents or approvals required for the Reorganization will have been received; (v) the Declaration, the By-Laws, the Resolutions, and the Agreement and Plan will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Acquiring Portfolio Shares; and (vi) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of such Acquiring Fund Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Trust’s Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Acquiring Portfolio, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Acquiring Portfolio.

SunAmerica Series Trust

July 3, 2018

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Acquiring Portfolio Shares, when issued and sold in accordance with the Trust’s Declaration and the Resolutions and for the consideration described in the Agreement and Plan, will be validly issued, fully paid and nonassessable, except that shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Combined Prospectus/Proxy Statement included in the Registration Statement and to the use of our name and reference to our firm in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP